UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2012

WSB HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53003	26-1219088
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4201 Mitchellville Road, Suite 200
Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 352-3120

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously announced, WSB Holdings, Inc. (the “Company”) entered into an agreement and plan of merger with Old Line Bancshares, Inc. (“Old Line”) on September 10, 2012.  On September 27, 2012, Rosalie Jones, both individually and on behalf of a putative class of the Company’s stockholders, filed a complaint in the Circuit Court for Prince George’s County, Maryland, against the Company and its directors as well as Old Line.  The complaint seeks to enjoin the proposed merger and alleges, among other things, that the members of the Company’s board of directors breached their fiduciary duties by agreeing to sell the Company for inadequate and unfair consideration and pursuant to an unfair process.  The complaint also alleges that that the directors agreed to provisions in the merger agreement that constitute “onerous and preclusive deal protection devices,” and that certain officers and directors of the Company will receive personal benefits from the merger not shared in by other Company stockholders.  The complaint further alleges that the Company and Old Line aided and abetted such alleged breaches.

Although the Company and its directors have not yet been formally served with the complaint, the Company was made aware that Old Line was formally served with the complaint on October 24, 2012.

The Company and the Board of Directors believe that the plaintiff’s claims are without merit and intend to vigorously defend this lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2012	WSB HOLDINGS, INC.

/s/ Carol A. Ramey
Carol A. Ramey
Senior Vice President and Chief Financial Officer